UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 17, 2017

Marina Biotech, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17870 Castleton Street, Suite 250
City of Industry, CA	91748
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	626-964-5788

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On July 17, 2017, Marina Biotech, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with Oncotelic, Inc. (“Oncotelic”) pursuant to which, among other things, the Company provided to Oncotelic a license regarding the Company’s SMARTICLES platform for the delivery of antisense DNA therapeutics, as well as a license to the Company’s conformationally restricted nucleotide (“CRN”) technology with respect to TGF-Beta. This represents the first time that the Company’s SMARTICLES technologies have been licensed in connection with delivery of the Company’s proprietary CRN technology and other antisense nucleotides.

Under the terms of the License Agreement, Oncotelic agreed to purchase 490,196 shares of the common stock of the Company for an aggregate purchase price of $250,000 ($0.51 per share), with such purchase and sale to be made pursuant to a Stock Purchase Agreement to be entered into between the Company and Oncotelic within thirty (30) days following the date of the License Agreement.

Under the terms of the License Agreement, the Company could receive up to $90 million in success-based milestones based on commercial sales of licensed products. In addition, if Oncotelic determines to pursue further development and commercialization of products under the License Agreement, Oncotelic agreed, in connection therewith, to purchase shares of the Company’s common stock for an aggregate purchase price of $500,000, with the purchase price for each share of common stock being the greater of $0.51 or the volume weighted average price of the common stock for the thirty trading days immediately preceding the date on which Oncotelic notifies the Company that it intends to pursue further development or commercialization of a licensed product.

If Oncotelic breaches the License Agreement, the Company shall have the right to terminate the License Agreement effective sixty (60) days following delivery of written notice to Oncotelic specifying the breach, if Oncotelic fails to cure such material breach within such sixty (60) day period; provided, that if Oncotelic advises the Company in writing within such sixty (60) day period that such breach cannot reasonably be cured within such period, and if in the reasonable judgment of the Company, Oncotelic is diligently seeking to cure such breach during such period, then such period shall be extended an additional sixty (60) days for an aggregate of 120 days after written notice of termination, and if Oncotelic fails to cure such material breach by the end of such 120-day period, the License Agreement shall terminate in its entirety. Oncotelic may terminate the License Agreement by giving thirty (30) days’ prior written notice to the Company.

Vuong Trieu, Ph.D., the Executive Chairman of the Company, is the principal stockholder and Chief Executive Officer of Oncotelic.

The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the License Agreement. The omitted material will be included in the request for confidential treatment.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a redacted copy of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits:

Exhibit No.	Description

99.1	Press release of Marina Biotech, Inc. dated July 19, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

July 21, 2017	By:	/s/ Joseph W. Ramelli
	Name:	Joseph W. Ramelli
	Title:	CEO

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Marina Biotech, Inc. dated July 19, 2017